Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2023, with respect to the consolidated financial statements and financial statement schedule III of Ares Real Estate Income Trust Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

April 4, 2023